UNISYS CORPORATION
                    CONSOLIDATED STATEMENT OF INCOME
                   (Millions, except per share data)


                             Three Months          Year
                         Ended December 31    Ended December 31
                         ------------------   ------------------
                            1997      1996      1997      1996
                         --------  --------   --------  --------

Revenue                   $1,898.6  $1,811.5  $6,636.0  $6,370.5
                          --------  --------  --------  --------
Costs and expenses
  Cost of revenue          1,294.1   1,153.9   4,402.4   4,252.1
  Selling, general and
    administrative           416.6     426.4   1,427.2   1,448.1
  Research and development    80.1      84.3     302.3     342.9
  Goodwill impairment        883.6               883.6
                          --------  --------  --------  --------
                           2,674.4   1,664.6   7,015.5   6,043.1
                          --------  --------  --------  --------
Operating income (loss)     (775.8)    146.9    (379.5)    327.4

Interest expense              53.8      64.2     233.2     249.7
Other income(expense),net   (107.1)      1.8    (146.1)     16.0
                          --------  --------  --------  --------
Income (loss) before
  income taxes and
  extraordinary item        (936.7)     84.5    (758.8)     93.7
Estimated income taxes        29.0      28.8      94.8      31.9
                          --------  --------  --------  --------

Income (loss )before
  extraordinary item        (965.7)     55.7    (853.6)     61.8
Extraordinary item                     (12.1)              (12.1)
                          ---------  -------  --------  --------

Net income (loss)           (965.7)     43.6    (853.6)     49.7
Dividends on preferred
  shares                      26.6      30.2     111.1     120.8
                          --------  --------  --------  --------
Earnings(loss)on
  common shares          $  (992.3)   $ 13.4   $(964.7)   $(71.1)
                          ========  ========  ========  ========
Earnings(loss)per
  common share
Basic
 Before extraordinary item  $(4.75)   $  .15    $(5.30)   $ (.34)
 Extraordinary item                     (.07)               (.07)
                          --------  --------  --------  --------
   Total                    $(4.75)   $  .08    $(5.30)   $ (.41)
                          ========  ========  ========  ========
Diluted
 Before extraordinary item  $(4.75)   $  .14    $(5.30)   $ (.34)
 Extraordinary item                     (.06)               (.07)
                          --------  --------  --------  --------
   Total                    $(4.75)   $  .08    $(5.30)   $ (.41)
                          ========  ========  ========  ========

Shares used in the per share
  computations (thousands):
    Basic                  208,703   172,971   182,016   172,507
                          ========  ========  ========  ========
    Diluted                208,703   217,638   182,016   172,507
                          ========  ========  ========  ========